CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS [**].

Exhibit 10.1

CY22 EXECUTIVE INCENTIVE PLAN
(Annual Executive Bonus)
Plan Summary
This KLA Executive Incentive Plan (the “Plan”) is intended to motivate senior executives to achieve short-term and long-term corporate objectives by providing a competitive bonus for target performance and potential upside for outstanding performance.
Plan Period
This Plan is effective for the calendar year period from January 1, 2022, through December 31, 2022 (the “Plan Period”). Newly eligible employees (e.g., employees promoted to an incentive-eligible position under this Plan for the first time or a new hire) must be in an eligible position on or before October 1, 2022, as recorded in the HR system to qualify for participation in this Plan Period.
Eligible Positions
The Chief Executive Officer (“CEO”) of KLA Corporation (the “Company”) and employees of the Company and designated Company subsidiaries (as identified in Addendum A hereto) holding a position at the X2 or F2 level and above (collectively, with the CEO, “Executives”) are eligible to participate in the Plan.

Program Payments
Bonus payments, based on performance during the Plan Period, will be paid within 90 days following December 31, 2022. Bonus calculations shall be based on paid base salary for the applicable Plan Period. Paid base salary includes base salary and seasonal bonuses paid in some countries if the seasonal bonus is considered a component of the employee’s annual salary. Paid base salary does not include relocation allowances and reimbursements, tuition reimbursements, car/transportation allowances, expatriate allowances, commissions, long-term disability payments, or bonuses paid during the Plan Period. A participant must be a regular, active employee of the Company on the date of the payout to receive payment. Employees who are promoted or hired into an eligible position during the Plan Period (on or before October 1, 2022) will have their payouts calculated on paid salary from the effective date of the promotion or hire, as recorded in the HR system. If an employee’s target bonus changes during the year, the payout will be prorated.
Target Bonus
A target bonus is established as a percent of base salary for each Plan participant.
Funding Threshold
Total available funding for the Plan will be determined by performance against a threshold level as measured by Balanced Scorecard and Operating Margin (“OM”) * performance for the Plan Period. The Plan will be fully funded (equivalent to the dollar sum, for all Plan participants in the aggregate, of two times the product of each Plan participant’s target bonus percentage and paid base salary during the Plan Period) upon achievement of OM Performance of $[**]M. This fully funded amount represents the maximum bonus opportunity for all Plan participants in the aggregate and the maximum total cost of the Plan.
KLA: Confidential        Effective January 1, 2022

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS [**].

Performance Matrix and Determination of Funding Available for Bonus Payments
The level of funding available for payment to participating Executives will be based on performance as measured against the Corporate Balanced Scorecard and OM performance, as provided in the CY22 Executive Bonus Funding Table below. Amounts in the table represent the applicable funding multiples. The total level of funding available will be equivalent to the dollar sum, for all Plan participants in the aggregate, of the product of each Plan participant’s target bonus percentage and paid base salary during the Plan period multiplied by the funding multiple.

Individual Performance and Determination of Executive Bonus Payments
The actual bonus payment amount for each individual Executive (other than the CEO) will be based on the CEO’s assessment of the Executive’s performance for the Plan Period and determination of the Executive’s bonus achievement as a percentage of the Executive’s bonus target. Each Executive’s performance will be evaluated based on how effectively that Executive led his or her organization as demonstrated against the key Balanced Scorecard measures and objectives for the Executive’s respective organization. The bonus achievement percentage and resultant bonus payment for each Plan participant who is an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, with the exception of the CEO, will be recommended by the CEO and reviewed and approved by the Compensation and Talent Committee. The bonus achievement percentage and resultant bonus payment for the CEO will be determined and approved by the Company’s Board of Directors (with the CEO recusing himself). The bonus achievement percentage and final bonus payment for all other Plan participants will be reviewed and approved by the CEO.
Bonus Calculation
The formula for a participant’s bonus calculation is:
Participant’s paid base salary for the Plan Period
x Participant’s target bonus percentage
x Participant’s bonus achievement percentage
= Participant’s bonus payout

KLA: Confidential        Effective January 1, 2022

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS [**].

In no event shall a bonus payment to a participant exceed two times such participant’s target bonus (i.e., two times the product of the participant’s paid base salary for the Plan Period multiplied by the participant’s target bonus percentage).
General Provisions
The Compensation Committee (or the independent members of the Company’s Board of Directors (the “Independent Directors”)) shall be the Plan Administrator. The Compensation and Talent Committee (or the Independent Directors) shall make such rules, regulations, interpretations and computations and shall take such other action to administer the Plan as it may deem appropriate. The establishment of the Plan shall not confer any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a participant in the Plan.

This Plan shall be construed, administered, and enforced by the Compensation and Talent Committee (or the Independent Directors), in its sole discretion. The laws of the State of California will govern any legal dispute involving the Plan. The Compensation and Talent Committee (or the Independent Directors) may at any time alter, amend or terminate the Plan in its sole discretion.

This Plan is adopted pursuant to the KLA Performance Bonus Plan and sets forth the terms and conditions for the calendar year 2022 annual incentive program for Executives.

* References in this Plan to Operating Margin refer to the Company’s calculation of non-GAAP Operating Margin

KLA: Confidential        Effective January 1, 2022

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS [**].

ADDENDUM A
Designated Subsidiaries List

1.KLA-Tencor (Singapore) Pte Ltd
2.KLA-Tencor Korea Inc.
3.Orbotech Ltd.
4.SPTS Technologies Limited
5.KLA-Tencor International Trading (Shanghai) Co., Ltd.

KLA: Confidential        Effective January 1, 2022